EXHIBIT 99.1

Tuesday Morning Corporation Announces Third Quarter 2010 Results

DALLAS, April 26, 2010 (GLOBE NEWSWIRE) -- Tuesday Morning Corporation (Nasdaq:TUES) today reported that, as previously announced, net sales for the third quarter of fiscal 2010 were $172.0 million compared to $167.0 million for the quarter ended March 31, 2009, an increase of 3.0%. Comparable store sales for the quarter ended March 31, 2010 increased 1.6% and was comprised of a 2.9% increase in traffic offset by a 1.3% decrease in average ticket. Net loss for the third quarter ended March 31, 2010 was $4.3 million or $0.10 loss per diluted share, compared to a net loss of $6.8 million or $0.16 loss per diluted share for the same period last year.

For the nine months ended March 31, 2010, net sales were $627.5 million compared to $613.1 million for the same period ended March 31, 2009, an increase of 2.4%. Comparable store sales for the nine month period ended March 31, 2010 increased 1.0% and were comprised of a 2.6% increase in traffic offset by a 1.6% decrease in average ticket. For the nine months ended March 31, 2010, the Company had earnings per diluted share of $0.22 versus $0.04 for the same period in fiscal 2009.

Kathleen Mason, President and Chief Executive Officer, stated, "Our comparable store sales continued to trend upward, despite challenging weather early in the quarter surrounding key marketing events, and our balance sheet remains solid.  At March 31, 2010, cash was $26.6 million compared to $5.5 million at the same time last year with no outstanding debt at third quarter end versus $22.0 million last year.   We are pleased with these results and we are well-positioned as we move into the last quarter of our fiscal year."

Financial Results for the Third Quarter Ended March 31, 2010

Gross Profit - Gross profit increased $3.6 million, or 5.9%, to $64.6 million for the third quarter ended March 31, 2010 as compared to $61.0 million for the same quarter last year. As a percentage of net sales, gross profit increased to 37.5% for the quarter compared to 36.5% for the same period in fiscal 2009. This increase of 1.0% in gross profit percentage was primarily due to better sell through of merchandise resulting in lower markdowns as a percentage of sales.

Selling, General and Administrative Expenses ("SG&A") - SG&A expenses were $70.8 million for the quarter ended March 31, 2010, or 41.1% of sales, versus $70.4 million and 42.1% for the same period last year. On a per store basis, SG&A was slightly higher in the third quarter by 0.9% compared to the same period last year. However, when coupled with the 3.0% sales increase, the Company continued to achieve leverage.

Interest Expense, Net - Net interest expense was $1.0 million for each of the quarters ended March 31, 2010 and 2009.

Financial Results for the Nine Months Ended March 31, 2010

Gross Profit - Gross profit increased $11.4 million, or 5.0% to $237.4 million for the nine-months ended March 31, 2010 compared to $226.0 for the same nine-month period last year. As a percentage of net sales, gross profit increased to 37.8% for the nine month period ended March 31, 2010 compared to 36.9% for the same period last year. This increase of 0.9% in gross profit percentage was primarily due to better sell through of merchandise resulting in lower markdowns combined with lower shrink as a percentage of sales.

Selling, General and Administrative Expenses - SG&A for the nine months ended March 31, 2010 was $220.4 million, or 35.1% of net sales, versus $221.6 million, or 36.1% of net sales, for the same period last year. On a per store basis, SG&A was lower in the nine months ended March 31, 2010 by 0.6% compared to the same period last year. However, when coupled with the 2.4% sales increase, the Company produced even greater leverage.

Interest Expense, Net - Net interest expense for the nine months ended March 31, 2010 was $2.4 million versus $1.9 million for the same period last year, primarily due to an increase in amortization of financing fees related to the new credit facility that was closed on December 15, 2008, offset by a decrease in net borrowings.

Balance Sheet

The Company had cash of $26.6 million at March 31, 2010, versus $5.8 million at March 31, 2009, an increase of $20.8 million.

Inventory was $258.0 million at March 31, 2010 compared to $260.6 million at March 31, 2009, a decrease of $2.6 million, or 1.0%. On a per store basis, inventory was 0.7% lower at March 31, 2010 versus the same time last year. Net property and equipment was $72.4 million at March 31, 2010, a reduction of $1.6 million compared to March 31, 2009.

Accounts payable was higher at March 31, 2010 by $19.2 million versus the same time last year primarily due to the timing of new receipts in March 2010. There were no significant changes in our vendor payment policy. At March 31, 2010, there were no amounts outstanding under our revolving credit facility versus $22.0 million outstanding at the same time last year. Outstanding letters of credit, primarily for insurance programs, were $9.3 million at March 31, 2010 compared to $10.1 million at the same time last year. At March 31, 2010, availability on the credit facility was $112.9 million and the Company was in compliance with all terms of the agreement.

Store Activity

The Company operated 847 stores in 43 states as of March 31, 2010. During the third quarter of fiscal year 2010, three stores were opened, thirteen stores were relocated, and fourteen stores were closed. During the nine months ended March 31, 2010, the Company opened 21 stores, closed 31 stores and relocated 25 stores.

Fiscal Year 2010 Guidance:

As previously announced, based upon the above results the Company has revised guidance for the full fiscal year ending on June 30, 2010. Net sales are expected to be in the range of $819 million to $824 million. Comparable store sales are expected to be positive in the low single digits and diluted earnings per share is expected to be in the range of $0.18 to $0.20 compared to $0.00 in the prior fiscal year ended June 30, 2009. Capital expenditures are expected to be $21 million, and we expect to end this fiscal year with seven fewer stores than were open at the end of the previous year.

About Tuesday Morning

Tuesday Morning is a leading closeout retailer of upscale, decorative home accessories, housewares and famous-maker gifts in the United States. The Company opened its first store in 1974 and currently operates 847 stores in 43 states. Tuesday Morning is nationally known for bringing its more than 9.0 million loyal customers a unique treasure hunt of high-end, first quality, brand name merchandise...never seconds or irregulars...at prices well below those of department and specialty stores and catalogues.

Conference Call Information

Tuesday Morning Corporation's management will hold a conference call to review third quarter financial results today, April 26, 2010, at 5:00 p.m. Eastern Time.    A real-time webcast of the call will be available in the Investor Relations section of the Company's website at http://www.tuesdaymorning.com, or you may dial into the conference at 1-877-312-5376 (no access code required). A replay of the call will be accessible through the Company's website or by dialing (800) 642-1687, conference ID number 68314520, until May 10, 2010.

Forward-Looking Statements

SAFE HARBOR STATEMENT UNDER THE PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995: This press release contains forward-looking statements within the meaning of the federal securities laws and the Private Securities Litigation Reform Act of 1995, which are based on management's current expectations, estimates and projections. Forward-looking statements typically are identified by the use of terms such as "may," "will," "should," "expect," "anticipate," "believe," "estimate," "intend" and similar words, although some forward-looking statements are expressed differently. You should carefully consider statements that contain these words because they describe our expectations, plans, strategies and goals and our beliefs concerning future business conditions, our future results of operations, our future financial positions, and our business outlook or state other "forward-looking" information.

Reference is hereby made to "Item 1A. Risk Factors" of the Company's Annual Report on Form 10-K for the year ended June 30, 2009 for examples of risks, uncertainties and events that could cause our actual results to differ materially from the expectations expressed in our forward-looking statements. These risks, uncertainties and events also include, but are not limited to, the following: uncertainties regarding our ability to open stores in new and existing markets and operate these stores on a profitable basis; conditions affecting consumer spending and the impact, depth and duration of the current economic recovery; inclement weather; changes in our merchandise mix; timing and type of sales events, promotional activities and other advertising; increased or new competition; loss or departure of one or more members of our senior management, or experienced buying and management personnel; an increase in the cost or a disruption in the flow of our products; seasonal and quarterly fluctuations; fluctuations in our comparable store results; our ability to operate in highly competitive markets and to compete effectively; our ability to operate information systems and implement new technologies effectively; our ability to generate strong cash flows from our operations; and our ability to anticipate and respond in a timely manner to changing consumer demands and preferences; and our ability to generate strong holiday season sales. The forward-looking statements made in this press release relate only to events as of the date on which the statements were made. Except as may be required by law, we undertake no obligations to update our forward-looking statements to reflect events and circumstances after the date on which the statements were made or to reflect the occurrence of unanticipated events.

Tuesday Morning Corporation
Consolidated Statement of Income
(In thousands, except per share data)
	Three Months Ended Mar. 31,		Nine Months Ended Mar. 31,

	2010	2009	2010	2009
	(unaudited)		(unaudited)
Net sales	$172,000	$167,000	$627,482	$613,052
Cost of sales	107,440	106,022	390,080	387,023
Gross profit	64,560	60,978	237,402	226,029

Selling, general and administrative expenses	70,814	70,366	220,422	221,593

Operating income (loss)	(6,254)	(9,388)	16,980	4,436

Other income (expense):
Interest expense	(772)	(860)	(2,228)	(1,988)
Interest income	5	--	7	1
Other income (expense), net	(244)	(173)	(155)	98
Other income (expense)	(1,011)	(1,033)	(2,376)	(1,889)

Income (loss) before income taxes	(7,265)	(10,421)	14,604	2,547

Income tax expense (benefit)	(2,929)	(3,593)	5,151	962

Net income (loss)	($4,336)	($6,828)	$9,453	$1,585

Earnings (loss) Per Share:
Net income (loss) per common share:
Basic	$ (0.10)	$ (0.16)	$ 0.22	$ 0.04
Diluted	$ (0.10)	$ (0.16)	$ 0.22	$ 0.04

Weighted average number of common shares:
Basic	42,049	41,534	41,844	41,479
Diluted	42,049	41,534	42,377	41,729
Tuesday Morning Corporation (continued)

Consolidated Balance Sheets
(in thousands)	Mar. 31,	Mar. 31,	June 30,
	2010	2009	2009
	(unaudited)	(unaudited)
Assets
Current assets:
Cash and cash equivalents	$26,619	$5,507	$5,783
Inventories	257,996	260,624	223,628
Prepaid expenses and other assets	8,100	11,358	10,197
Deferred income taxes	667	--	1,545
Total current assets	293,382	277,489	241,153

Property and equipment, net	72,447	74,042	72,356

Other long-term assets:
Deferred financing costs	3,777	4,465	4,211
Other assets	1,834	2,248	1,521

Total Assets	$371,440	$358,244	$319,241

Liabilities and Stockholders' Equity
Current liabilities:
Accounts payable	$83,395	$64,146	$47,109
Accrued liabilities	33,704	27,840	28,765
Deferred income taxes	--	53	--
Income taxes payable	3,164	1,606	1,564
Total current liabilities	120,263	93,645	77,438

Revolving credit facility	--	22,000	--
Deferred rent	3,355	4,191	4,171
Income tax payable - non-current	644	--	--
Deferred income taxes	1,363	2,362	2,279
Total Liabilities	125,625	122,198	83,888

Stockholders' equity	245,815	236,046	235,353
Total Liabilities and Stockholders' Equity	$371,440	$358,244	$319,241

Tuesday Morning Corporation (continued)

Consolidated Statement of Cash Flows
(in thousands)
	Nine Months Ended Mar. 31,

	2010	2009
	(unaudited)
Net cash flows from operating activities:
Net income	$ 9,453	$1,585
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	11,795	12,637
Amortization of financing fees	804	474
Deferred income taxes	(538)	(1,432)
Loss on disposal of fixed assets	781	546
Stock compensation expense	1,519	1,656
Other non-cash charges	125	12
Net change in operating assets and liabilities	6,188	(12,615)

Net cash provided by operating activities	30,127	2,863

Net cash flows from investing activities:
Capital expenditures	(12,668)	(9,919)

Net cash used in investing activities	(12,668)	(9,919)

Net cash flows from financing activities:
Repayments-revolving credit facility	(61,605)	(193,242)
Borrowings-revolving credit facility	61,605	206,742
Change in cash overdraft	3,722	(5,130)
Payment of debt financing costs	(370)	(4,437)
Proceeds from exercise of common stock options	25	--

Net cash provided by in financing activities	3,377	3,933

Net increase (decrease) in cash and cash equivalents	20,836	(3,123)

Cash and cash equivalents, beginning of period	5,783	8,630

Cash and cash equivalents, end of period	$26,619	$5,507
CONTACT: Tuesday Morning Corporation
         Stephanie Bowman, Chief Financial Officer
         972-934-7251

         Laurey Peat + Associates
         Laurey Peat
         214-871-8787